Exhibit 10.48

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SEVENTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

THIS SEVENTH AMENDMENT, dated as of September 28, 2018, amends and modifies a certain Master Repurchase Agreement, dated as of March 24, 2015, as amended by Amendments dated as of June 24, 2015, March 15, 2016, April 20, 2016, June 20, 2016, June 16, 2017 and August 18, 2017 (as so amended, the “Repurchase Agreement”), between GUILD MORTGAGE COMPANY and GUILD MORTGAGE COMPANY, LLC (the “Sellers”) and U.S. BANK NATIONAL ASSOCIATION (the “Buyer”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Repurchase Agreement.

FOR VALUE RECEIVED, the Sellers and the Buyer agree that the Repurchase Agreement is amended as follows.

ARTICLE I - AMENDMENTS TO THE REPURCHASE AGREEMENT

1.1 Termination Date. The definition of “Termination Date in Section 1.1 is amended to read as follows:

‘“Termination Date’ means the earliest of (a) September 15, 2019, (b) the date on which the Purchase Commitment is terminated pursuant to Section 10.2 hereof or (c) the date on which the Purchase Commitment Amount is reduced to zero pursuant to Section 2.3 hereof.”

1.2 Distributions. Section 9.6(b) is amended to read as follows:

“(b) Pay or declare any Distribution at any time that a Default or Event of Default has occurred and is continuing or would result from such payment.”

1.3 Indebtedness. Section 9.9(a) is amended to read as follows:

“(a) Indebtedness under any warehouse lending facility or repurchase agreement and Indebtedness under lines of credit or in respect of loans secured by the value of Servicing Rights;”

1.4 Adjusted Net Income. Section 9.16 is amended to read as follows:

“Section 9.16 Adjusted Net Income. Permit the Sellers consolidated Adjusted Net Income to be less than [***] for any period of four consecutive fiscal quarters of the Sellers.

1.5 Beneficial Ownership Certification. To reflect certain changes in regulatory requirements applicable to the Buyer, the following amendments are made to the Master Repurchase Agreement:

(a) The following definitions are added to Section 1.1:

‘“Beneficial Ownership Certification’ means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.”

‘“Beneficial Ownership Regulation’ means 31 C.F.R. § 1010.230.”

(b) Section 8.1(p) is added following Section 8.1(o), and shall read as follows:

“(p) Upon request of the Buyer (i) information and documentation reasonably requested by the Buyer for purposes of compliance with applicable ‘know your customer’ requirements under the PATRIOT Act or other applicable anti-money laundering laws, (ii) if the Seller qualifies as a ‘legal entity customer’ under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Seller, and (iii) if a Beneficial Ownership Certification is so delivered, thereafter notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners or senior manager (as applicable) identified in such Beneficial Ownership Certification.”

1.6 Exhibits. Exhibits A (“Calculation of Purchase Value, Aggregate Purchase Sublimits, Eligible and Ineligible Mortgage Loans”), B (“Approved Investors”) and D (“Compliance Certificate”) are replaced by Exhibits A [Omitted pursuant to Item 601(a)(5) of Regulation S-K], B [Omitted pursuant to Item 601(a)(5) of Regulation S-K] and D [Omitted pursuant to Item 601(a)(5) of Regulation S-K] attached to this Amendment.

1.7 Construction. All references in the Repurchase Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Repurchase Agreement as amended by this Amendment.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Buyer to enter into this Amendment and to continuing to Purchase Mortgage Loans under the Repurchase Agreement as amended hereby, the Sellers hereby warrant and represent to the Buyer that they are duly authorized to execute and deliver this Amendment, and to perform their obligations under the Repurchase Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Sellers, enforceable in accordance with its terms.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article VII of the Repurchase Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Repurchase Agreement. The execution by the Sellers of this Amendment shall be deemed a representation that the Sellers have complied with the foregoing condition.

3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Repurchase Agreement. The execution by the Sellers of this Amendment shall be deemed a representation that the Sellers have complied with the foregoing condition.

3.3 Documents. The Buyer and the Sellers shall have executed and delivered this Amendment.

ARTICLE IV - GENERAL

4.1 Expenses. The Sellers agree to reimburse the Buyer upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by this Buyer in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Sellers hereunder, and to pay and save the Buyer harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Sellers shall survive any termination of the Repurchase Agreement.

4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Repurchase Agreement.

4.5 Successors; Enforceability. This Amendment shall be binding upon the Sellers and the Buyer and their respective successors and assigns, and shall inure to the benefit of the Sellers and the Buyer and the successors and assigns of the Buyer. Except as hereby amended, the Repurchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.

(signature page follows)

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy C. Hayes

Title:	Vice President

GUILD MORTGAGE COMPANY, LLC

By:	/s/ Terry L. Schmidt

Title:	COO, CFO, EVP

GUILD MORTGAGE COMPANY

By:	/s/ Terry L. Schmidt

Title:	COO, CFO, EVP

(signature page to Seventh Amendment)